Exhibit (a)(1)(iii)

Share Option Exchange Program

ELECTION FORM/WITHDRAWAL FORM

Current Date	Employee Number
2-Oct-2009	9996

Name and Address
First Last
Add1
Add2
Add3
City State Zip

Below are your current outstanding eligible Share Option Grants and corresponding number of Restricted Share Units (“RSU”) you will receive if you choose to exchange your eligible Share Option Grant.

Please make your exchange selection by checking the “Exchange” or “Do Not Exchange” box for the Eligible Grant and sign and date below (election forms will not be accepted without a valid signature and date).

Please be aware that the table displays only eligible Share Options and may not reflect all your MF Global equity awards.

Share Option Grant #	Grant Date	Eligible Share Options Outstanding	Exercise Price	Restricted Share Unit Grant if Share Options Outstanding Exchanged	Make ONE Election for your Eligible Grant

99999	7/18/2007	3,333	$30.0000	287	¡ Exchange ¡ Do Not Exchange

By signing below, I acknowledge that: (1) I have received, read, and understood the terms and conditions of the Share Option Exchange Program as described in the Offer to Exchange document and am voluntarily participating in the Share Option Exchange Program; (2) the Share Option Exchange Program is a discretionary program established by MF Global and may be suspended, modified or terminated by MF Global at any time, as provided in the Offer to Exchange; (3) the RSUs to be granted under the program are discretionary in nature and such grant does not create any contractual or other right to receive future equity or cash compensation, payments or benefits or guarantee or promise of continued employment with MF Global; and (4) administration of the Share Option Exchange Program may involve the processing and transfer by MF Global, its subsidiaries, BNY Mellon and UBS (or other service providers retained by MF Global) of my personal data outside the country in which I work or am employed (including to the United States).

By signing below I hereby agree: (1) to be bound by the terms and conditions of the Share Option Exchange Program as described in the Offer to Exchange document (and any amendment thereto) and (2) to the processing and transfer of my personal data outside the country in which I work or am employed (including to the United States) as reasonably necessary for the administration of the Offer to Exchange and my participation in it.

Employee Signature:	Date and Time:
Employee Name:	Office Location:

Employee ID:	Telephone Number:
Email Address:

Please submit your completed signed election form to:

By Overnight Courier:

BNY Mellon Shareowner Services

480 Washington Boulevard

Attn: Corporate Action Dept – 27th Floor Jersey City, N.J. 07310

By Mail:

BNY Mellon Shareowner Services

Attn: Corporate Action Dept

P.O. Box 3301

South Hackensack, N.J. 07606

If BNY Mellon does not receive your signed paper election materials before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009), we will interpret this as your election not to participate in the offer, and you will retain all of your outstanding share options with their current terms.

Please find the enclosed documents for complete details of the MF Global Share Option Exchange Program:

Offer to Exchange Documentation

Summary of the Share Option Exchange Program

Supplemental FAQs

Restricted Share Unit Award Agreement

Amended and Restated 2007 Long Term Incentive Plan Document

Important Note on Data Protection

The MF Global Share Option Exchange Program expires at 4:59 p.m. ET on November 10, 2009.

If you have questions, contact the MF Global Share Option Exchange Program Service Center,

Monday through Friday between the hours of 8:00 a.m. to 8:00 p.m. ET at:

1-866-282-4939 (From within the U.S.)

1-201-680-6869 (From outside the U.S.)

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